Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

National Instruments Corporation
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$8,196,779,160.00	0.0001102	$903,285.07
Fees Previously Paid	–		–
Total Transaction Valuation	$8,196,779,160.00
Total Fees Due for Filing			$903,285.07
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$903,285.07

(i)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value per share (“Common Stock”), of National Instruments Corporation (the “Registrant”)

(ii)
Aggregate number of securities to which transaction applies:

As of the close of business on May 8, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 136,612,986, which consists of (a) 132,753,386 issued and outstanding shares of Common Stock; (b) 3,299,130 shares of Common Stock underlying restricted stock units awards; and (c) 560,470 shares of Common Stock underlying performance share units awards (assuming maximum performance with respect to applicable performance goals).

(iii)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 136,612,986 shares of Common Stock (including 3,299,130 shares of Common Stock underlying restricted stock units awards and 560,470 shares of Common Stock underlying performance share units awards (assuming maximum performance with respect to applicable performance goals) that are exchangeable for cash in the merger) and (b) the merger consideration of $60.00 (collectively the “Total Consideration”).  The filing fee equals the product of 0.0001102 multiplied by the Total Consideration.